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CARDINAL HEALTH, INC.                                                                                                   EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                       THREE MONTHS
                                          MARCH 31,        MARCH 31,        MARCH 31,       MARCH 31,      JUNE 30,        ENDED
                                            1990             1991             1992            1993           1994     SEPT. 30, 1994
                                        -----------      -----------      -----------      -----------    ----------- --------------
Earnings from continuing Operations
        before Income taxes             $21,086,000      $30,812,000      $47,653,000      $66,257,000    $70,760,000   $27,701,000

Add-Fixed Charges:
        Interest Expenses                22,120,000       26,623,000       25,881,000       26,623,000     18,140,000     3,856,000
        Interest Capitalized                      0          271,000          163,000                0              0             0
        Amortization of Debt Offering
          Costs                             456,000          500,000        2,272,000          267,000        220,000        80,000
        Interest Portion of
          Rent Expense                    3,652,000        3,534,000        3,895,000        4,503,000      4,860,000     1,364,000
        Preferred Stock Dividend
          Requirement                     3,267,000        3,130,000        3,360,000        3,327,000      2,429,000             0
                                        -----------      -----------      -----------      -----------    -----------   -----------
Total Fixed Charges                      29,495,000       34,058,000       35,571,000       34,720,000     25,649,000     5,300,000
                                        -----------      -----------      -----------      -----------    -----------   -----------

Less:   Interest Capitalized                      0         (271,000)        (163,000)               0              0             0
        Preferred Stock Dividend
          Requirement                    (3,267,000)      (3,130,000)      (3,360,000)      (3,327,000)    (2,429,000)            0
                                        -----------      -----------      -----------      -----------    -----------   -----------
Earnings as Adjusted                    $47,314,000      $61,469,000      $79,701,000      $97,650,000    $93,980,000   $33,001,000
                                        ===========      ===========      ===========      ===========    ===========   ===========

Ratio of Earnings to Fixed Charges              1.6              1.8              2.2              2.8            3.7           6.2
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